UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

                Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

February 29, 2008

Commission file number: 033-74194-01

REMINGTON ARMS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0350935
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

870 Remington Drive

P.O. Box 700

Madison, North Carolina 27025-0700

(Address of principal executive offices)

(Zip Code)

(336) 548-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K has 2 pages.

ITEM 5.02 (e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 29, 2008, the Compensation Committee of the Board of Directors of Remington Arms Company, Inc. (the “Company”) approved an amendment to the 2007 Annual Incentive Compensation Plan (the “2007 Plan”). As disclosed in Remington’s Form 8-K filed on February 16, 2007, the 2007 Plan was a cash bonus plan involving the Company’s named executive officers and certain other employees. Under the 2007 Plan, participants were generally entitled to receive a cash bonus if the Company’s Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), as adjusted for certain non-recurring or unusual transactions, exceeded certain target thresholds for the fiscal year ending December 31, 2007. The 2007 Plan provided for a maximum cash bonus award of 150% of an individual’s target bonus, based on achievement of 110% of Adjusted EBITDA as established by the 2007 Plan.

The amendment approved by the Compensation Committee eliminated the maximum award limitation of 150% of an individual’s target bonus, based on the threshold of 110% of Adjusted EBITDA. The Compensation Committee approved the amendment based on its desire to reward the Company’s participants in the 2007 Plan for their efforts in 2007.

The following table illustrates the approximate cash bonus amounts to be awarded under the 2007 Plan as a result of the amendment for each of the following named executive officers:

Name	Title	Approximate Cash Bonus Amount
Thomas L. Millner	Chief Executive Officer	$1,058,000
Stephen P. Jackson, Jr.	Chief Financial Officer, Treasurer and Corporate Secretary	504,000
Mark A. Little	Chief Administrative Officer	453,000
John M. Dwyer, Jr.	Senior V.P. Brand Management and Product Development – Firearms and Ammunition	236,000
Don H. Campbell	Vice President – Commercial Firearms and Ammunition Sales	178,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REMINGTON ARMS COMPANY, INC.

/s/ Stephen P. Jackson, Jr.

Stephen P. Jackson, Jr.

Chief Financial Officer, Secretary and Treasurer

(Principal Financial Officer)

March 6, 2008